Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Registration Statement on Form F–3 of our report dated June 24, 2010 relating to the financial statements which appear in the Amarin Corporation plc’s Annual Report on Form 20–F for the year ended December 31, 2009. We also consent to the reference to us under the heading “experts” in such Registration Statement.

PricewaterhouseCoopers

Dublin, Ireland

9th November 2010